EXHIBIT 21


                 SUBSIDIARIES OF REGISTRANTS


IDACORP, Inc:

1.   Idaho Power Company (incorporated in Idaho)

2.   Ida-West Energy Company (incorporated in Idaho)
3.   IDACORP Energy Solutions Co. (incorporated in Nevada)
4.   IDACORP Energy Services Co. (incorporated in Nevada)
5. IDACORP Energy Solutions L.P. (a Delaware limited partnership)



Idaho Power Company


1.   Idaho Energy Resources Company (incorporated in

  Wyoming)

2.   IDACORP Financial Services, Inc. (incorporated in
Idaho)
3.   Stellar Dynamics Inc. (incorporated in Idaho)

4.   Idaho Power Resources Corporation (incorporated in

  Idaho)

5.   Applied Power Corporation (incorporated in Washington)

6.   Idaho Power Diversified Enterprises Co. (incorporated

  in Idaho)

7.   Pathnet/Idaho Power Equipment, LLC (a Delaware Limited

  Liability Company)